Exhibit (h)(4)

Exhibit A

to the

Fund Administration Servicing Agreement

Separate Series of Volatility Shares Trust

Name of Series

1x Long VIX Futures Strategy K-1 Free ETF

Volatility Premium Plus ETF

2x Bitcoin Strategy ETF

2x Ether ETF

One+One™ Nasdaq-100® and Bitcoin ETF

One+One™ S&P 500® and Bitcoin ETF

Solana ETF

2x Solana ETF

XRP ETF

2x XRP ETF

Cardano ETF

2x Cardano ETF

Chainlink ETF

2x Chainlink ETF

Stellar ETF

2x Stellar ETF

Sui ETF

2x Sui ETF

Avalanche ETF

2x Avalanche ETF